Exhibit 3.47

AS AMENDED THROUGH JUNE 3, 2010

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DC RADIO, LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of DC Radio, LLC, a Delaware limited liability company (the “Company”), is entered into by Alphabet Acquisition Corp. (f/k/a ABC Radio Holdings, Inc. and ABC Chicago FM Radio, Inc.), a Delaware corporation (the “Member”), as of May 18, 2007.

WHEREAS, RD Seattle Holding, LLC (the “Initial Member”) entered into the Limited Liability Company Agreement of the Company as of January 1, 2007;

WHEREAS, the Initial Member transferred its interest in the Company to ABC Holding Company Inc. (the “Former Member”) as of May 17, 2007;

WHEREAS, the Former Member entered into the First Amended And Restated Limited Liability Company Agreement of the Company (the “First Amended and Restated Agreement”) as of May 17, 2007;

WHEREAS, the Former Member has transferred its interest in the Company to the Member as of the date hereof; and

WHEREAS, the Member desires to amend and restate the First Amended and Restated Agreement as herein set forth in full.

NOW, THEREFORE, in consideration of the mutual covenants, warranties, agreements and provisions set forth herein, the Member hereby agrees as follows:

1. Name. The name of the Company is DC Radio, LLC. The Company shall conduct business under its legal name or such other name(s) as the Member shall designate.

2. Certificates. Penny A. Dentinger, as an authorized person within the meaning of the Delaware Limited Liability Company Act (6 Del.C. §§18-101, et seq.), as amended from time to time (the “Act”), did execute, deliver and file the Certificate of Formation with the Secretary of State of the State of Delaware. Upon such filing of the Certificate of Formation, her powers as an authorized person ceased. Henceforth, the Member shall be designated as an authorized person within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a. acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or appropriate for the accomplishment of the purpose of the Company;

b. act as a trustee, executor, nominee, bailee, director, officer, agent or in any other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

c. take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

d. operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or appropriate for the accomplishment of the purposes of the Company;

e. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge of or creation of liens upon the assets of the Company;

f. invest any funds in the possession of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

g. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

h. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary, convenient or appropriate for, or in connection with, the accomplishment of the purposes of the Company;

i. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

j. enter into or form partnerships, limited liability companies, trusts, associations, corporations or other ventures alone or together with other persons or entities in furtherance of the purposes of the Company; and

k. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or appropriate for the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal business office of the Company shall be located at 77 West 66th Street, New York, New York 10023, or at such other location as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

8. Member. The name, mailing address and percentage interest of the Member is set forth on Schedule A attached hereto.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated directly for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Admission of Member. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement.

11. Contributions. The Member is not required to make any capital contribution to the Company. However, the Member may make capital contributions to the Company as the Member determines is appropriate.

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

14. Board of Directors.

a. Establishment. There is hereby established a Board of Directors (the “Board of Directors”) comprised of natural Persons (the “Directors”) having the authority and duties set forth in this Agreement and the Act. For all business that is put to the vote of the Board of Directors, each Director shall be entitled to one vote. Any decisions to be made by the Board of Directors shall require the approval of a majority of the Board of Directors. Except as provided in the immediately preceding sentence, no Director acting alone, or with any other Director or Directors, shall have the power to act for or on behalf of, or to bind the Company in his or her capacity as a Director. Each Director shall be a “manager” (as that term is defined in the Act) of the Company, but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement. Directors need not be residents of the State of Delaware.

b. Powers. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. All actions outside of the ordinary course of business of the Company, to be taken by or on behalf of the Company, shall require the approval of the Board of Directors. Directors shall have the duties, powers and rights of Directors under Delaware law applicable to directors of corporations organized under the Delaware General Corporation Law.

c. Number of Directors; Term of Office. The authorized number of Directors shall, as of the date hereof, be two (2) Directors and hereafter the authorized number of Directors may be increased or decreased by the Member. The Directors shall, except as hereinafter otherwise provided for filling vacancies, be elected by vote of the Member and shall hold office until their respective successors are elected or until their earlier death, resignation or removal. The Directors are listed on Schedule B attached hereto and such persons shall hold office as a Director until his respective successor is elected or until his earlier death, resignation or removal.

d. Removal. The Member may remove, with or without cause, any Director and fill the vacancy. Vacancies caused by any such removal by the Member and not filled by the Member at a meeting at which such removal shall have been made or pursuant to the applicable written consent of the Member, may be filled by a majority of the Board of Directors, although less than a quorum, and any Director so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal.

e. Resignation. A Director may resign at any time by giving written notice to that effect to the Company. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the death of any Director or any vacancy for any other reason (including due to the authorization by the Board of Directors of an increase in the authorized number of Directors) and not filled by the Member may be filled by a majority of the Board of Directors, although less than a quorum, and any Director so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal.

f. Meetings of the Board of Directors. The Board of Directors shall meet at such time and at such place (either within or without the State of Delaware) as the Board of Directors may designate. Meetings of the Board of Directors shall be held on at least three (3) Business Days’ (if the meeting is to be held in person) or eight hours (if the meeting is to be held by telephone communications) prior written notice to the Directors, or upon such shorter notice as may be approved by all of the Directors. Any Director may waive such notice as to himself. A record shall be maintained by the Secretary of the Company of each meeting of the Board of Directors.

g. Conduct of Meetings. Any meeting of the Directors may be held, and any Director may attend and vote and be present at a meeting, in person (including by proxy given to another Director) or telephonically.

h. Quorum. The presence (in person, telephonically, by proxy or by operation of this Section 14(h)) of a majority of the Board of Directors shall constitute a quorum of the Board of Directors for purposes of conducting business. At all times when the Board of Directors is conducting business at a meeting of the Board of Directors, a quorum of the Board of Directors must be present at such meeting. If a quorum shall not be present at any meeting of the Board of Directors, then Directors having a majority of the votes of the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

i. Attendance and Waiver of Notice. Attendance by a Director at any meeting (in person, telephonically or by proxy) shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

j. Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board of Directors may be taken by written consent without a meeting. Any such action taken by the Board of Directors without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by a majority of the Board of Directors.

k. Compensation of the Directors. Directors, as such, shall not receive any stated salary for their services, but shall receive such reasonable compensation for their services as may be from time to time agreed upon by the Member or by a majority of the Board of Directors. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors, provided, that nothing contained in this Agreement shall be construed to preclude any Director from serving the Company or any of its subsidiaries in any other capacity and receiving reasonable compensation for such service.

15. Officers. The Board of Directors may, from time to time as it deems advisable, appoint officers of the company (each an “Officer”) and assign in writing titles (including, without limitation, Chief Executive Officer, President, Chief Financial Officer, Vice President, Secretary, and Treasurer) to any such person. Unless the Board of Directors deems otherwise, the assignment of such title shall constitute the delegation to such person the authorities and duties that are normally associated with that office as commonly used for officers of a business corporation formed under the Delaware General Corporation Law. Any delegation or appointment pursuant to this Section 15 may be revoked at any time by the Board of Directors or the Members. The Officers of the Company are listed on Schedule C attached hereto.

16. Execution of Contracts and Other Documents. Each Officer of the Company may execute and/or deliver, in the name and on behalf of the Company, agreements, powers of attorney, evidences of indebtedness, conveyances, or any other document or instrument which is authorized by the Board of Directors or is required in the ordinary course of business.

17. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18. Exculpation and Indemnification. No Member, Director or Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Director or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Director or Officer by this Agreement, except that a Member, Director or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Director’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, a Member, Director or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Director or Officer by reason of any act or omission performed or omitted by such Member, Director or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Director or Officer by this Agreement, except that no Member, Director or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Director or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and no Member, Director or Officer shall have personal liability on account thereof.

19. Assignments. The Member may assign in whole or in part its limited liability company interest. If the Member transfers all of its interest in the Company pursuant to this Section 19, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

20. Admission of Additional Members. Additional members of the Company may be admitted to the Company with the written consent of the Members, but such admission shall not become effective until this Agreement is amended to reflect the newly admitted member’s rights hereunder.

21. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless, in any such case, the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

26. Certificate(s) of Membership Interests. All membership interests in the Company shall be represented by certificate(s) issued by the Company, shall be deemed “securities” within the meaning of Section 8-102 of Article 8 of the Delaware Uniform Commercial Code (“Article 8”) and shall be governed by Article 8.

27. Issuance of Non-Voting Securities. Subject to further amendments to this 27 Limited Liability Agreement, the Company shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of title 11 of the United States Code.